UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING



(Check One):  [  ] Form 10-K   [  ] Form 20-K  [ x ] Form 10-Q   [  ] Form N-SAR

        For Period Ended:  SEPTEMBER 30, 2003
                           ---------------------------------

        [  ] Transition Report on Form 10-K
        [  ] Transition Report on Form 20-K
        [  ] Transition Report on Form 11-K
        [  ] Transition Report on Form 10-Q
        [  ] Transition Report on Form N-SAR



        For the Transition Period Ended:
                                          --------------------------------------


                            SEC File Number 1-15383

                            CUSSIP Number 9173M 10 5


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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------


PART I  -  REGISTRANT INFORMATION

USURF AMERICA, INC.
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Full Name of Registrant

N/A
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Former name if applicable

6005 DELMONICO DRIVE, SUITE 140
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Address of Principal Executive Office (Street and Number)

COLORADO SPRINGS, CO 80919
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City, State and Zip Code

PART II  -  RULE 12B-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)


[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.


PART III  -  NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Quarterly Report of Form 10-QSB could not be filed because Registrant's independent auditor has not yet completed its review of the unaudited financial statements to be included in the Form 10-QSB.


PART IV  -  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         CHRISTOPHER K. BRENNER                  (719)             260-6455
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         (Name)                               (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                     [ X ] YES       [   ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                     [   ] YES       [ X ] NO

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              USURF AMERICA, INC.
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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 2003                By:      /S/ CHRISTOPHER K. BRENNER
               ---------                    ------------------------------------
                                            Christopher K. Brenner
                                            Vice President of Finance and
                                            Administration, Chief Financial
                                            Officer (Principal Accounting
                                            Officer) and Secretary